As filed with the Securities and Exchange Commission on May 13, 2025
Registration No. 333-268222

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT
to
FORM S-3
REGISTRATION STATEMENT NO. 333-268222
UNDER
THE SECURITIES ACT OF 1933

2SEVENTY BIO, INC.
(Exact Name of Registrant As Specified In Its Charter)

Delaware	86-3658454
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

60 Binney Street
Cambridge, Massachusetts, 02142
(339) 499-9300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Amy Fallone
Vice President and Secretary
2seventy bio, Inc.
60 Binney Street
Cambridge, Massachusetts, 02142
(339) 499-9300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Catherine J. Dargan, Esq. Kerry S. Burke, Esq. Andrew Fischer, Esq. Kyle Rabe, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street, NW Washington, DC 20001-4956 (202) 662-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by 2seventy bio, Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement on Form S-3 (No. 333-268222), which was filed on November 7, 2022 and declared effective by the SEC on November 18, 2022, in relation to the registration of up to $400,000,000 in aggregate principal amount of the Registrant’s common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, debt securities, warrants and units.

On March 10, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Bristol-Myers Squibb Company, a Delaware corporation (“Parent” or “Bristol-Myers Squibb”), and Daybreak Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 13, 2025, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Bristol-Myers Squibb (the “Merger”).

In connection with the Merger, the Registrant has terminated, as of the date hereof, any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof, and the Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Princeton, New Jersey, on May 13, 2025.

2seventy bio, Inc.

By:	/s/ Amy Fallone
Name:	Amy Fallone
Title:	Vice President and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.